UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FLUOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	33-0927079
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

6700 Las Colinas Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Fluor Corporation

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On December 22, 2020, Fluor Corporation (the “Company”) entered into the Second Amendment to Rights Agreement (the “Second Amendment”) by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”) that amends the Rights Agreement, dated as of March 25, 2020, as amended by the First Amendment to Rights Agreement dated July 29, 2020 (the “Rights Agreement”) by and between the Company and the Rights Agent. All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

The Second Amendment changes the final expiration date from 5:00 P.M., New York City time, on December 31, 2020 to 5:00 P.M., New York City time, on March 24, 2021. As a result of the Second Amendment, the Rights (as defined in the Rights Agreement) will expire at 5:00 P.M., New York City time, on March 24, 2021, unless the Rights are earlier redeemed, exchanged or terminated.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement (including the amendments thereto) are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 25, 2020. A copy of the First Amendment to Rights Agreement was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on August 3, 2020. A copy of the Second Amendment has been filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on December 28, 2020. The foregoing descriptions of the Rights Agreement, as amended and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on March 25, 2020 (as amended), which are incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

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Exhibit No.	Description
3.1	Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 001-16129) filed with the SEC on March 25, 2020).
4.1	Rights Agreement dated as of March 25, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-16129) filed with the SEC on March 25, 2020).
4.2	First Amendment to Rights Agreement dated as of July 29, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-16129) filed with the SEC on August 3, 2020).
4.3	Second Amendment to Rights Agreement dated as of December 22, 2020, by and between the Company and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-16129) filed with the SEC on December 28, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 28, 2020

FLUOR CORPORATION

By:	/s/ John R. Reynolds
Name: John R. Reynolds
Title: Executive Vice President, Chief Legal Officer and Secretary

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